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                                 EXHIBIT (3)(d)

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER ("Plan of Merger") made and entered into as of the 28th day of December, 2001, by and between National Bancshares Corporation of Texas, a Texas corporation ("NBT"), and International Bancshares Corporation, a Texas corporation ("IBC"), being sometimes hereinafter together referred to as the "Constituent Corporations."

                                  WITNESSETH

    WHEREAS, IBC is a corporation duly organized and existing under the laws of the State of Texas;

    WHEREAS, NBT is a corporation duly organized and existing under the laws of the State of Texas, and having authorized capital stock consisting of 100,000,000 shares of common stock, par value $0.001 per share (the "NBT Common Stock"), and 20,000,000 shares of preferred stock, par value $.01 per share, of which 1,000 shares of NBT Common Stock are outstanding and owned by IBC;

    WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable for the general welfare and to the benefit of such corporations and their respective shareholders that NBT merge with and into IBC pursuant to Articles 5.01 ET SEQ. of the Texas Business Corporation Act (the "TBCA");

    WHEREAS, the respective Boards of Directors of the Constituent Corporations and the sole shareholder of NBT have, in accordance with the TBCA, by resolutions duly adopted, approved this Plan of Merger and directed that it be executed by the undersigned officers; and

    WHEREAS, it is the intention of the Constituent Corporations that the Merger (as hereinafter defined) shall be a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986, as amended;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the State of Texas, that the Constituent Corporations shall be merged into a single corporation, to-wit: IBC, a Texas corporation, one of the Constituent Corporations, which shall be the corporation surviving the merger (said corporation hereafter being sometimes called the "Surviving Corporation"), and the terms and conditions of the merger hereby agreed upon (hereafter called the "Merger") which the parties covenant to observe, keep and perform, and the mode of carrying the same into effect shall be as hereafter set forth:

                                    ARTICLE I

                                 EFFECTIVE DATE

    This Plan of Merger has been approved by the sole shareholder of NBT as provided by the TBCA. If this Plan of Merger is not terminated and abandoned pursuant to the provisions of Article VII hereof, Articles of Merger shall be filed with the Secretary of State of Texas. The Merger shall be effective at 6:00 p.m., Central Time, on December 31, 2001 (the "Effective Date"). On the Effective Date, the separate existence of NBT shall cease and NBT shall be merged into the Surviving Corporation.

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                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION; BY-LAWS;
                             DIRECTORS AND OFFICERS

    The Articles of Incorporation of IBC shall continue unchanged after the Merger until changed or amended as provided by law.

    The By-Laws of IBC shall continue unchanged after the Merger until changed or amended as provided by law.

    The directors and officers of IBC immediately prior to the Effective Date shall constitute the directors and officers of the Surviving Corporation immediately following the Effective Date. Such officers and directors of IBC shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law.

                                   ARTICLE III

                        CONVERSION OF SHARES IN THE MERGER

    The mode of carrying into effect the Merger provided for herein, and the manner and basis of converting the shares of the Constituent Corporations, are as follows:

    1. Each share of NBT Common Stock which shall be issued and outstanding as of the Effective Date shall be cancelled and retired, all rights in respect thereof shall cease to exist and no shares of NBT Common Stock, common stock of IBC or other securities of NBT or IBC shall be issuable with respect thereto.

    2. Each share of common stock of IBC which shall be issued and outstanding as of the Effective Date shall remain issued and outstanding.

                                   ARTICLE IV

                              EFFECT OF THE MERGER

    On the Effective Date, the separate existence of each Constituent Corporation (other than the Surviving Corporation) shall cease, except that whenever a conveyance, assignment, transfer, deed, or other instrument or act is necessary to vest property or rights in the Surviving Corporation, the officers, or other authorized representative of the respective Constituent Corporations shall execute, acknowledge, and deliver such instruments and do such acts. For these purposes, the existence of the Constituent Corporations and the authority of their respective officers, directors, or other authorized representatives is continued notwithstanding the Merger. The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each Constituent Corporation, and all obligations belonging to or due to each Constituent Corporation, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in any Constituent Corporation shall not revert or in any way be impaired by reason of such merger or consolidation. The Surviving Corporation is liable for all the obligations of each Constituent Corporation, including liability to dissenting

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shareholders.  Any claim existing or any action or proceeding pending by or against any Constituent Corporation may be prosecuted to judgment, with right or appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. All rights of creditors of each Constituent Corporation are preserved unimpaired, and all liens upon the property of any Constituent Corporation are preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Date.

                                    ARTICLE V

                                ACCOUNTING MATTERS

    The assets and liabilities of the Constituent Corporations, as of the Effective Date of the Merger, shall be taken upon the books of the Surviving Corporation at the amounts at which they shall be carried at that time on the books of the respective Constituent Corporations, subject to such adjustments or eliminations of inter-company items as may be appropriate in giving effect to the Merger. The amount of the capital surplus and earned surplus accounts, if any, of the Surviving Corporation after the Merger shall be determined by the Board of Directors of the Surviving Corporation in accordance with the laws of the State of Texas and with generally accepted accounting principles.

                                   ARTICLE VI

                            APPROVAL OF SHAREHOLDERS

    This Plan of Merger has been approved by the sole shareholder of NBT as provided by the TBCA.

                                   ARTICLE VII

                                   ABANDONMENT

    This Plan of Merger may be abandoned at any time notwithstanding favorable action on the Merger by the sole shareholder of NBT by the Board of Directors of IBC and NBT evidenced by appropriate resolutions. In the event the Plan of Merger is terminated after filing of the Articles of Merger with the Secretary of State of the State of Texas but before the Effective Date, a Certificate of Termination of Merger must be filed with the Secretary of State of the State of Texas. In the event of the termination and abandonment of this Plan of Merger and the Merger pursuant to this Article VII, this Plan of Merger shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or their shareholders or directors or officers in respect thereof.

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                                  ARTICLE VIII

                                   AMENDMENT

    IBC and NBT, by mutual consent of their respective Boards of Directors, may amend this Plan of Merger in such manner as may be agreed upon by them in writing at any time but not later than the Effective Date; provided, however, no such amendment shall be made which shall affect the rights of the shareholders of IBC or NBT in a manner which, in the judgment of the Boards of Directors of IBC or NBT, respectively, is materially adverse to such shareholders, or as otherwise provided by the TBCA, without the further approval of such shareholders.

                                   ARTICLE IX

                               FURTHER ASSURANCES

    If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of NBT acquired or to be acquired by or as a result of the Merger, the proper officers and directors of the Surviving Corporation shall be and they hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law, and take such other action as may be necessary or proper in the name of IBC or NBT to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Plan of Merger.

                                   ARTICLE X

                                  COUNTERPARTS

    This Plan of Merger may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts taken together shall constitute but one and the same instrument.

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    IN WITNESS WHEREOF, IBC and NBT, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have each caused this Plan of Merger to be executed by its duly authorized officers, all as of the day and year first above written.

                                    INTERNATIONAL BANCSHARES CORPORATION,
                                    a Texas corporation


                                    By: /s/ DENNIS E. NIXON
                                       --------------------------------------
                                            Dennis E. Nixon,
                                            Chairman of the Board and President


                                    NATIONAL BANCSHARES CORPORATION
                                    OF TEXAS,
                                    a Texas corporation


                                    By: /s/ DENNIS E. NIXON
                                       --------------------------------------
                                            Dennis E. Nixon,
                                            Chairman of the Board